Exhibit 99.(h)(4)

AMENDMENT DATED JANUARY 28, 2011
TO “FUND SUB-ADMINISTRATION AGREEMENT” BY AND BETWEEN MORGAN
STANLEY INSTITUTIONAL FUND TRUST (FORMERLY, MAS FUNDS) AND
JPMORGAN CHASE GLOBAL FUNDS SERVICES CO. (FORMERLY, UNITED
STATES TRUST COMPANY OF NEW YORK) DATED NOVEMBER 18, 1993

This Amendment is between Morgan Stanley Institutional Fund Trust and JPMorgan Chase Global Funds Services Co. with respect to the Fund Sub-Administration Agreement (“Sub-Administration Agreement”) which is hereby amended as follows:

Pursuant to Section 14 (“Amendments”) of the Sub-Administration Agreement, Schedule A is hereby amended and restated as follows to reflect all current portfolios of Morgan Stanley Institutional Fund Trust subject to the above-referenced Agreement:

SCHEDULE A

Listing Of Portfolios Subject To This Agreement

1.                                       Balanced Portfolio

2.                                       Core Fixed Income Portfolio

3.                                       Core Plus Fixed Income Portfolio

4.                                       Investment Grade Fixed Income Portfolio

5.                                       Limited Duration Portfolio

6.                                       Long Duration Fixed Income Portfolio

7.                                       Mid Cap Growth Portfolio

In all other respects, the Sub-Administration Agreement is confirmed and shall continue to be effective.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officer thereunto duly authorized as of this 28th day of January 2011. This Amendment will be effective as of January 28, 2011.

JPMORGAN CHASE	MORGAN STANLEY
GLOBAL FUNDS SERVICES CO.	INSTITUTIONAL FUND TRUST

By:	By:
Title:	Title